Filed Pursuant to Rule 433
Registration Nos. 333-158098 and 333-158019
          American International Group, Inc. (AIG) announced today that it has extended until July 2, 2009:
          • its offer to exchange up to $4.0 billion principal amount of its 8.175% Series A-6 Junior Subordinated Debentures which have been registered under the Securities Act of 1933 (“New Junior Subordinated Debentures”) for all of its outstanding unregistered 8.175% Series A-6 Junior Subordinated Debentures (“Old Junior Subordinated Debentures”), and
          • its offer to exchange up to $3.250 billion principal amount of its 8.250% Notes Due 2018 which have been registered under the Securities Act of 1933 (“New Notes”) for all of its outstanding unregistered 8.250% Notes Due 2018 (“Old Notes”).
          Both of the exchange offers, which were previously scheduled to expire at 5:00 p.m., New York City time, on June 24, 2009, will now expire at 5:00 p.m., New York City time, on July 2, 2009 unless further extended.
          AIG has filed registration statements to register the New Junior Subordinated Debentures and the New Notes under the Securities Act of 1933. AIG will not accept for exchange any Old Junior Subordinated Debentures or Old Notes until the registration statements have become effective under the Securities Act of 1933. Each exchange offer is being made upon the terms and subject to the conditions set forth in a prospectus dated May 19, 2009 for that exchange offer.
          As of 5:00 p.m., New York City time, on June 23, 2009, $2,605,503,000 principal amount of Old Junior Subordinated Debentures and $2,936,997,000 principal amount of Old Notes had been tendered and not withdrawn.
          The Exchange Agent for the exchange offers is The Bank of New York Mellon.
          The issuer has filed registration statements (including prospectuses) with the Securities and Exchange Commission for the offerings to which this communication relates. Before you invest in New Junior Subordinated Debentures or New Notes, you should read the prospectus in the registration statement for that offering and other documents the issuer has filed for that offering with the Securities and Exchange Commission for more complete information about AIG and that offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, AIG or the Exchange Agent will arrange to send you the prospectus if you request it by calling the Exchange Agent toll-free at 1-800-254-2826.